

3Q 2011 INVESTOR FACT SHEET

CAPSTEAD

About Us

Capstead is based in Dallas, Texas and is listed on the New York Stock Exchange (symbol CMO). Having been formed in 1985, we hold the distinction of being the oldest of the publicly-traded mortgage REITs.

Proven Strategy

We invest in a leveraged portfolio of residential adjustable-rate mortgage ("ARM") securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

Our investment strategy differentiates us from our peers because ARM securities reset to more current interest rates within a relatively short period of time allowing for:

- the recovery of financing spreads diminished during periods of rising interest rates, and
- smaller fluctuations in portfolio values from changes in interest rates compared to fixed-rate mortgage securities.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Conservatively Financed

We prudently leverage our portfolio to provide financial flexibility needed to successfully manage through periods of changing market conditions, and we have long-standing relationships with numerous lending counterparties. Further, our use of interest rate swap agreements helps mitigate the effects of rising short-term interest rates.

Experienced Management in a Stockholder Friendly Structure

Our management team has over 80 years of combined mortgage finance industry experience. We are self-managed with low operating costs and rely heavily on performance-based compensation. This structure greatly enhances the alignment of management interests with those of our stockholders.


Long-Term
Investment Capital
(in millions)
Long-term Unsecured Borrowings, net
Preferred Stock, recorded amount
Common Stock
$661
$860
$1,114
$1,127
$1,351
$100
$182
$1,069
07
08
09
10
11*


Portfolio Leverage*
$1.35
billion
$11.09
billion
8.2:1
Portfolio Leverage
Repurchase Arrangements and
Similar Borrowings divided by
Long-Term Investment Capital


Total Assets
(in millions)
$7,209
$7,729
$8,629
$8,999
$12,538
07
08
09
10
11*

*As of September 30, 2011



Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800
Dallas, Texas 75225-4410
www.capstead.com

CMO LISTED NYSE

3Q 2011 INVESTOR FACT SHEET

Third Quarter Highlights

- Reported earnings of $41.0 million, or $0.43 per diluted common share.
- Increased book value by $0.04 to $12.50 per common share at September 30, 2011.
- Increased investment portfolio by $816 million to $12.24 billion at September 30, 2011.
- Portfolio leverage ended the quarter at 8.2 times long-term investment capital.
- Total financing spreads averaged 1.47%.
- Raised $197 million in new equity capital for the nine months ending September 30, 2011.
- Operating expense as a percentage of long-term investment capital averaged 1.16%.

Quarterly Results

(In thousands, except per share data)	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010
Interest income	$ 62,949	$ 63,194	$ 53,254	$ 51,042	$ 40,725
Interest expense*	(17,930)	(15,894)	(14,513)	(14,081)	(13,282)
Net interest margin	45,019	47,300	38,741	36,961	27,443
Miscellaneous other revenue (expense)	(45)	(534)	(153)	(109)	(363)
Incentive compensation	(1,429)	(1,487)	(1,233)	(1,327)	(983)
Salaries and benefits	(1,631)	(1,672)	(1,700)	(1,566)	(1,425)
Other general and administrative expense	(911)	(1,066)	(963)	(932)	(999)
	(4,016)	(4,759)	(4,049)	(3,934)	(3,770)
Net income	41,003	42,541	34,692	33,027	23,673
Diluted earnings per common share	0.43	0.48	0.41	0.40	0.27
Common dividends per share	0.44	0.48	0.41	0.39	0.26
New equity capital	54,197	83,453	60,071	–	–
Common shares outstanding (EOQ)	85,256	81,311	74,994	70,259	70,129

* Including $2.2 million of interest charges on unsecured borrowings for each period presented.

Analysts

Firm	Rating*
B. Riley & Co.	Buy
Cantor Fitzgerald	Buy
Deutsche Bank	Hold
FBR Capital Markets	Outperform
JMP Securities LLC	Buy
Keefe, Bruyette & Woods	Outperform
Macquarie	Outperform
RBC Capital Markets	Outperform
Sandler O'Neill	Hold
Sterne Agee	Neutral
Stifel Nicolaus	Buy
Wunderlich	Hold

Ownership

Institution	% of Shares Outstanding**
Wells Capital Management Inc.	6.58
BlackRock Global Investors	4.64
Vanguard Group Inc.	3.40
Thornburg Investment Management Inc	2.85
Clough Capital Partners LP	2.36
GW Capital Inc	2.26
State Street Global Advisors Inc.	2.15
Jennison Associates LLC	2.10
Highland Capital Management LP	1.95
JPMorgan Asset Management	1.95

Common Stock Information

NYSE Ticker: CMO
Price as of 10/26/11: $12.31
52-wk High/Low: $13.95/$10.00
3Q Dividend: $0.44
Dividend yield: 14.3%
(based on annualized 3Q dividend)
3Q Avg Daily Vol: 1,533,339 shares

Series A/Series B Preferred Stock Info

NYSE Ticker: CMOPRA / CMOPRB
Prices as of 10/26/11: $21.76/$14.35
Redemption Price: $16.40 / $12.50
Liquidation Preference: $16.40 / $11.38
Conversion Ratio: 1.6545 / 0.6392
Annualized Dividend: $1.60 / $1.26

Continuous Offering Program

When conditions warrant, we make use of an at-the-market, continuous offering program to raise new common and Series B preferred equity capital.



Total Average Financing Spreads
(in basis points)
45
159
223
174
162
170
147
FY 07
FY 08
FY 09
FY 10
Q1 11
Q2 11
Q3 11

* As of October 27, 2011
** % based on available filings as of October 26, 2011 and shares outstanding as of September 30, 2011.

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800 • Dallas, Texas 75225-4410
800.358.2323 • invrel@capstead.com • www.capstead.com